	FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542

Investor Contact: Neil Berkman Associates (310) 826-5051 info@berkmanassociates.com		Company Contact: Daniel Bernstein President ir@BelFuse.com

Bel Announces Latest Cost Reduction Initiative

JERSEY CITY, New Jersey, July 31, 2008 -- In the latest step in its continuing program to reduce costs and enhance its competitive position, Bel Fuse Inc. (NASDAQ:BELFA & NASDAQ:BELFB) announced today that it will cease manufacturing operations at its Bel Power Inc. facility in Westborough, Massachusetts by January 2009.
"Bel's Westborough facility was designed to produce high mix, low volume power products. While we will maintain design and customer support functions at this facility going forward, declining orders for small-run quantities led us to the decision to curtail production in Westborough," said Daniel Bernstein, Bel's President and CEO.
Bel expects to incur severance and other costs related to the layoff of approximately 50 associates over the next few months. Impairment charges, which are required to be recorded as of September 30, 2008 in association with the closing of this facility, have yet to be finalized.

About Bel
Bel (www.belfuse.com) and its subsidiaries are primarily engaged in the design, manufacture and sale of products used in networking, telecommunications, high speed data transmission, and consumer electronics. Products include magnetics (discrete components, power transformers and MagJack7s), modules (DC-DC converters, integrated analog front end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (passive jacks, plugs and cable assemblies). Bel operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this news release, the matters discussed in this press release (including statements regarding contracts for DC-DC components and corporate cost reductions) are forward looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers, the continuing viability of sectors that rely on our products, the effect of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

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